Exhibit 99.1

Evolution Petroleum Announces Results from Enduro Assets Auction
Houston, TX, July 18, 2018 /Evolution Petroleum Corporation (NYSE American: EPM) today announced the results of the previously announced signing of agreement to acquire oil and gas assets. On May 15, 2018 Evolution announced the signing of a Purchase and Sale Agreement (PSA) to acquire certain oil and gas assets from an affiliate of Enduro Resource Partners LLC (Enduro) as the stalking horse bidder with a purchase price of $27.5 million, subject to the outcome of Enduro's Chapter 11 process. The process included an extended period of open bidding by third parties and an auction for qualified bidders including Evolution held on July 17, 2018.
Evolution, as well as three additional parties, participated in the bidding and formal auction process. The auction concluded and one of the other bidders prevailed at a price well above both Evolution's initial stalking horse bid of $27.5 million and its subsequent bids that were in line with Evolution's acquisition criteria.
Consequently, and pursuant to the terms of the PSA entered into in May as previously disclosed, Evolution will receive from Enduro a breakup fee and expense reimbursements totaling $1.1 million for its role as the stalking horse bidder.
"Although we did not win this bidding process the Company remains focused on acquiring long life producing properties in its areas of interest, with the intent of supporting and growing its cash dividend to shareholders," commented Bob Herlin, Executive Chairman and CEO.
Evolution seeks acquisitions that meet the following criteria:
the substantial majority of the value is attributable to proved developed producing reserves;reserves are long-life;properties are in locations with access to markets and stable regulatory environments;transactions that will provide a reasonable target rate of return on a risk-adjusted basis;transactions appropriate for the size and capabilities of the Company; and transactions supportive of the Company's cash dividend.
While these criteria serve as our primary objectives, Evolution is continuously evaluating a wide range of opportunities based on market availability. The goal of the Company is to build a more diversified asset portfolio over time to support our dividend program.
Transaction Funding and Capital Available
Evolution retains substantial liquidity, primarily in the form of cash on hand, which totaled $27.2 million as of March 31, 2018 and will be enhanced by the $1.1 million payment described above. The Company remains debt free and has $40 million of undrawn borrowing base availability under its credit agreement. Accordingly, with these resources, the Company continues to evaluate asset acquisition opportunities.
About Evolution Petroleum
Evolution Petroleum Corporation is an independent oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, acquisition and management of producing oil and gas properties in the U.S. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook" and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
Robert Herlin, Executive Chairman & CEO
(713) 554-1863
bherlin@evolutionpetroleum.com